Exhibit 10.13

CONSULTING AGREEMENT

THIS AGREEMENT is made effective on the date which is eight days after it is signed by both parties (the “Effective Date”), by and between Vyyo Ltd., an Israeli company (the “Company”), having principal offices at 4 Ha’Negev St, Airport City, P.O. Box 197 Zip 70100 Ben Gurion Airport Israel, and Avner Kol (the “Consultant”).

WHEREAS, Consultant was employed by Vyyo Inc., the parent corporation of the Company, as its Chief Operating Officer from November 1, 2005 to January 30, 2008; and

WHEREAS, Consultant’s employment with Vyyo Inc. has been terminated and Consultant acknowledges that he has received from Vyyo Inc. any and all payments due to him in connection with his employment with Vyyo Inc. or any subsidiary or termination thereof; and

WHEREAS, the Company desires to have Consultant provide certain consulting services inter-alia for the purpose of adequately transferring his former position with Vyyo Inc., and Consultant desires to provide such consulting services upon the following terms and conditions; and

WHEREAS, the parties wish to memorialize the terms for their agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1.        The Services. During the Term, Consultant shall provide certain services (the “Consulting Services”) necessary for the transfer of his former position with Vyyo Inc., to his replacement. Consultant shall render the Consulting Services from time to time in accordance with the Company’s reasonable needs, and the dates and places to perform the Consulting Services shall be determined mutually by the Consultant and the Company.

2.        Best Efforts. Consultant shall devote his best efforts, abilities, expertise, experience and attention to the performance of the Consulting Services, and the Consultant agrees that he owes duties of care, loyalty and confidentiality to the Company in the performance of his duties hereunder.

3.        Considerations.

3.1.       Compensation.  As full and complete consideration for the Consulting Services to be rendered hereunder Consultant shall be entitled to an amount of US $20,833 per month, including VAT. Such amount shall be paid in New Israeli Shekels at the representative rate of exchange on the date prior to payment. Payment shall be made against presentation of a tax invoice issued by Consultant to the Company

3.2.       Taxes and Social Benefits. Consultant expressly agrees that the Company shall not be responsible in any way for any social or other benefits to Consultant including, without limitation, contributions or deductions with respect to National Insurance or social security, health tax or unemployment insurance (the “Social Benefits”) and that any and all tax consequences or requirements to pay Social Benefits arising out of this Agreement shall be borne by the Consultant, provided, however, that the Company shall be entitled (but not required) to withhold any such applicable taxes and Social Benefits if it believes that it is legally required to do so. To the extent that any demands are made upon the Company by any authorities for payment of taxes or Social Benefits with respect to the compensation paid under this Agreement (and which have not been deducted or withheld by the Company), then Consultant shall fully indemnify the Company in respect thereof upon demand by the Company.

4.        Term; Termination.

4.1.       The term of this Agreement shall begin on July 1, 2008 hereof and shall continue for a period of six (6) months (the “Term”).

4.2.       Notwithstanding the foregoing, the Company may terminate this Agreement at any time for “Cause” (as hereinafter defined). In such event this Agreement shall be deemed effectively terminated as of the time of delivery of such notice and the Company shall have no obligation to make any additional payments of Compensation hereunder.

For the purpose hereof, the term “Cause” shall mean: (i) Consultant’s theft, dishonesty or falsification of any documents or records of the Company or any affiliates thereof; (ii) Consultant’s improper use or disclosure of the confidential or proprietary information of the Company; (iii) any intentional action by Consultant which has a detrimental effect on the reputation or business of the Company, including a breach of any covenant in this Agreement; or (iv) any material breach by Consultant of any provision of this Agreement, which breach is not cured within three (3) days following notice thereof, or breach of Consultant’s duty of trust or fiduciary duty toward the Company or its affiliates.

4.3.       Consultant agrees to conduct himself in a professional and positive manner in all of his dealings, communications and contacts concerning the Company, the conduct of his obligations hereunder or the termination of this Agreement. Consultant agrees not to criticize, denigrate, disparage or make any derogatory statements about the Company.  In particular, Consultant agrees not to make any derogatory statements about the Company (including any subsidiaries or affiliates), its business plans, policies and practices, or about any of its officers, employees or former officers or employees, to customers, competitors, suppliers, employees, former employees, members of the public, members of the media or any other person, nor shall Consultant harm or in any way adversely affect the reputation and goodwill of the Company.  Consultant also agrees not to damage any of the Company’s property or harm the Company in any way, including financially. Consultant agrees not to make any statement or announcement concerning he departure from the Company except as may be reviewed and approved in writing by the Company in advance.  Nothing in this Section 4.3 shall prevent Consultant from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law or otherwise by court order, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation.  If Consultant violates this Section 4.3, he shall pay to the Company the sum of Five Thousand Dollars ($5,000) for each violation by him of the obligations of this Section.  Because the injury resulting from such a violation would be impractical or extremely difficult to ascertain or estimate, this sum is agreed upon as liquidated damages and is intended as compensation for this injury and not as a penalty.  The liquidated damages provided by this Section 4.3 shall be in addition to any other available remedy, and not in lieu thereof.

5.        Proprietary Information; Non-Competition.

5.1.       Proprietary Information.  Consultant shall not use any Information for any purpose except in connection with the provision of Consulting Services. Consultant shall not disclose the Information to any other person or entity for any purpose without the prior written consent of the Company.  The Information shall at all times remain the property of the Company and Consultant shall have no rights or ownership of any kind to the Information.  For the purposes of this Agreement “Information” means confidential information belonging to the Company, including (without limitation) information related to its business, computer software, programs and hardware, designs, data, know-how, specifications, applications, materials, trade secrets, compilations, developments, discoveries (whether patentable or not), studies, drawings, schematics, samples, prototypes and other devices, whether written, oral, or electronically recorded, market information, customer lists and similar information related to the Company’s business.

5.2.       Non-Compete. During the term hereof and for a period of twelve (12) months thereafter, Consultant shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, director, or in any other individual or representative capacity, engage in or participate in any activities which conflict with, are the same as, or are competitive with the activities in which the Company or any of its affiliates is engaged.

5.3.       In the event that any business opportunity related to the business of the Company shall come to Consultant’s knowledge, Consultant shall promptly notify Company’s Board of Directors of such opportunity. Consultant shall not appropriate for himself or for any other person other than the Company, any such opportunity, except with the express written consent of the Board of Directors, in advance. Consultant’s duty to notify the Company and to refrain from appropriating all such opportunities shall neither be limited by, nor shall such duty limit, the application of the general law of Israel relating to the fiduciary duties of an agent or employee.

5.4.       All work performed pursuant to this Agreement, and all materials and deliverables developed, discovered or prepared by Consultant in the course of providing the Consulting Services specifically including but not limited to software and source code, and all derivatives of the above, as well as all marketing, customer and similar information relating to the Company, shall be the property of the Company, and all title and interest therein shall vest in the Company and shall be deemed to be a work made for hire in the course of the Consulting Services rendered hereunder.  To the extent that title to any such works may not, by operation of law, vest in the Company, or such works may not be considered works for hire, all rights, title and interest therein are hereby irrevocably assigned to the Company.  All such materials shall belong exclusively to the Company, and the Company shall have the right to obtain and to hold in its own name all patents, copyrights, registrations, or other forms of protection as may be appropriate to the subject matter, together with any extensions and renewals thereof.  Consultant agrees to provide the Company with such assistance as shall be required to perfect or enforce the rights described in this Section 5.4.

6.        Independent Contractor.

6.1.       Consultant is an independent contractor and not an employee of the Company and shall not be entitled to any employee benefits, whether by contract, by operation of applicable laws or otherwise. By executing this Agreement, Consultant acknowledges and agrees that as a service provider to the Company, he is not entitled to receive from the Company any Social Benefits (including without limitation, paid vacation days, paid sick leave, severance payments, pension funds, etc.).

6.2.       If, despite the parties’ express representations and agreements hereunder, it shall, at any time, be determined by a court of competent jurisdiction or by any other governmental authority, that employer-employee relations exist between the Company and Consultant, and as a result of such decision Consultant shall become entitled to any rights and/or payments resulting from the existence of such relations, or the Company shall be required to bear any additional expenses or costs (including any taxes or obligatory payments to the tax authorities, the National Insurance authorities, etc.), Consultant undertakes to indemnify Company for any such loss, cost, payment, expense or damage caused to the Company as a result of such decision., and the following provisions shall apply:

6.2.1.        In lieu of any and all consideration that was paid to the Consultant by the Company as of the date hereof (the “Consideration”), Consultant shall be deemed to be entitled to a reduced consideration, which equals to 66% of the Consideration (the “Reduced Consideration”). Consultant’s entitlement to the Reduced Consideration shall be regarded as gross compensation and shall apply retroactively as of the date hereof.

6.2.2.        Consultant shall be under a duty to immediately refund to the Company any amount paid on account of the Consideration by the Company as of the date hereof in excess of the Reduced Consideration.

7.        Representations and Warranties. Each of Consultant and the Company represents and warrants to the other party that he/it is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, and that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he or it is a party or by which he/it is bound; (ii) will not result in a breach of any confidentiality undertaking to any third party (and in performing the Consulting Services hereunder, he shall not use any proprietary information of any third party), (iii) do not require the consent of any person or entity, and (iv) there are no contracts, impediments, hindrances or restrictive covenants preventing the full performance of his or it duties and obligations hereunder, and nothing contained in this Agreement shall require or permit Consultant or the Company to do any act inconsistent with the requirements of any statue, regulation or rule under any applicable law that maybe in effect from time to time.

8.        Remedies and Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 4.3, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate.  Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Consultant in the event of any breach or threatened breach of any such provisions by Consultant, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

9.        Miscellaneous. This Agreement constitutes the entire understanding between the parties with respect to the matters referred to herein. This Agreement shall be governed by the laws of the State of Israel, excluding its conflict of law rules, and the competent courts of Tel-Aviv - Jaffa shall have exclusive jurisdiction over the parties. This Agreement may not be amended or modified, except by the written consent of both parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. No waiver of any right hereunder shall be effective for any purpose unless in writing and signed by the Party hereto possessing said right.  No such waiver shall be construed to be a waiver of any subsequent right, term or provision of this Agreement. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained. All notices required to be delivered under this Agreement shall be effective only if in writing and sent to the addresses first set forth above and shall be deemed received by fax, upon written confirmation of such receipt; by electronic communication, upon written confirmation of such receipt; by hand delivery upon receipt; or by registered mail, three days after deposit in the mail with written confirmation of receipt.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

/s/ Wayne H. Davis	/s/ Avner Kol

Vyyo Ltd.	Avner Kol

By: Wayne H. Davis

Title: CEO of Vyyo Inc., parent of Vyyo Ltd.